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For Period Ending: 06/30/12

File Number: 811-8387

ITEM 102(B) MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

   The 2012 Annual Meeting of Shareholders of Waterside Capital Corporation was held on March 27, 2012 to consider two matters of business. The matters before the shareholders and the voting results are as follows:

1. Election of Directors

                                                    FOR     %   WITHHELD  %
                                                 --------- ---- -------- ---
   J.W. Whiting Chisman, Jr.                     1,058,970 94.2  64,858  5.8
   Franklin P. Earley                            1,056,354 94.0  67,474  6.0
   Eric L. Fox                                   1,039,096 92.5  84,732  7.5
   Kenneth R. Lindauer                           1,058,970 94.2  64,858  5.8
   Peter M. Meredith, Jr.                        1,056,154 94.0  67,674  6.0
   Juan M. Montero, II                           1,036,480 92.2  87,348  7.8

2. Ratification of the appointment of Witt Mares, PLC as independent auditors for 2012.

       FOR          %         AGAINST        %         ABSTAIN        %
   -----------  ----------  -----------  ----------  -----------  ----------
    1,508,994     100.0          0          0.0           0          0.0